                                    EXHIBIT 10.31

                              EIGHTH AMENDMENT TO LEASE

    This instrument (the "Amendment") is dated as of May 1, 1997 and is effective as of that date.

                                       RECITALS


     A. By a lease dated July 31, 1984 (the "Original Lease"), 625 Polk Investment Company, a California limited partnership ("Landlord"), leased to the predecessor in interest of California Culinary Academy, Inc., a California corporation ("Tenant") certain premises (the "Premises") located in the building whose address is 625 Polk Street, San Francisco, California.

     B. The Original Lease has previously been amended seven times by that certain Amendment to Lease dated June 2, 1987, Second Amendment to Lease dated December 29, 1989, Third Amendment to Lease dated December 19, 1990, Fourth Amendment to Lease dated April 13, 1992, Fifth Amendment to Lease dated November 17, 1992, Sixth Amendment to Lease dated May 11, 1993 and Seventh Amendment to Lease dated May 14, 1997. The Original Lease was also modified by that certain letter agreement dated December 19, 1990. The Original Lease and all amendments and modifications are collectively referred to as the "Lease".

     C. Since commencement of the Original Lease, the portions of the Building included within the Premises has increased. On some occasions when the Premises has been expanded, Tenant has performed alterations that were required by its new uses for the added space, including the performance of work required by local building code requirements. In executing this Amendment, Landlord and Tenant anticipate further expansion by Tenant in the Building and that Tenant will assume more control over the operation and management of the Building. Among other purposes, this Amendment is intended to reflect an appropriate allocation of certain rights and obligations based on Tenant's expanded occupancy in the Building.

     D. The parties now wish to amend the Lease so as to redefine the Premises, extend the term, modify the rental obligations of Tenant and amend various other provisions of the Lease.

     NOW THEREFORE, the parties hereto in consideration of the mutual covenants set forth herein and intending to be legally bound hereby agree as follows:

     1.1 DEFINITIONS. Unless otherwise specified in this Amendment, the terms as used herein have the meanings given them by the Lease. In the event of any conflict or inconsistency between the provisions of this Amendment and provisions of the balance of the Lease, the provisions of this Amendment control. However, in the event any term or condition is held invalid or unenforceable, the remainder of this Amendment and the Lease will not be affected thereby, and each of the other terms and conditions of this Amendment and the Lease will be valid and enforceable.

     1.2 PREMISES. Effective as of the date of this Amendment, the Premises includes space located in the Basement and on the Ground Floor, Mezzanine, Second Floor, Third Floor and Fourth Floor of the Building all as shown on Exhibit A attached hereto and by this reference incorporated herein. Landlord and Tenant agree and stipulate that the Premises are deemed to contain 66,992 rentable square feet and that the total rentable square footage of the Building, including the Premises, is 78,116. Tenant's

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Proportionate Share is 85.76%. All portions of the Premises as depicted on
Exhibit A are leased by Landlord to Tenant for the entire Term, as extended by this Amendment including any options hereunder that are exercised by Tenant.

     1.3  RIGHT OF FIRST REFUSAL.

          (a) If, at any time during the Term including any extensions thereof, the fifth floor of the Building (containing 7,200 rentable square feet) ("Expansion Space "A") or the south side of the fourth floor of the Building (that portion containing 3,924 rentable square feet not already part of the Premises) ("Expansion Space "B") becomes available for lease, then Landlord must offer Tenant in writing the opportunity to lease the space prior to making any other efforts to lease the space to any other party, including any other tenants of the Building. The locations of Expansion Space A and Expansion Space B are shown on Exhibit A. Landlord represents and warrants that as of the date of this Amendment, Expansion Space A and Expansion Space B are each leased under a single lease agreement. When a space becomes available, Landlord must notify Tenant which space is available and the date on which Landlord is able to deliver possession to Tenant. Tenant has thirty days after receipt of Landlord's notice to accept or reject the available space by written notice to Landlord. If Tenant accepts the additional space, then on the date Landlord delivers the space to Tenant it will be deemed part of the Premises leased under this Lease in its "as is" condition, subject to all the terms and conditions of this Lease, including that "Base Rent", as defined in Section 1.7, will be increased by an amount equal to the number of rentable square feet in the expansion space multiplied by the applicable rate per square foot then applicable under Section 1.7 of this Amendment and Tenant's Proportionate Share will increase accordingly. If Tenant fails to timely exercise its right to lease expansion space under this
Section 1.3(a), then for a period of one year (the "Window Period"), Landlord has the right to lease the expansion space that Tenant did not accept to any third party on economic terms and conditions that are less favorable than those applicable under this Lease. If, after the expiration of the Window Period, the space has not been leased, then Landlord must offer the space to Tenant again under this Section 1.3(a). Without limitation on the foregoing, Landlord agrees that it will not execute a new lease with any existing tenant in the Building or amend the lease of an existing tenant to extend its term without first offering the existing tenant's space to Tenant under this section upon the expiration of the existing tenant's lease agreement.

          (b) If, at any time during the Term including any extensions thereof, Landlord makes or receives an offer to lease Expansion Space A or Expansion Space B on economic terms and conditions that are more favorable than those that apply under this Lease, or if, at any time during the Term, including any extensions thereof, outside of a Window Period, Landlord makes or receives an offer to lease Expansion Space A or Expansion Space B regardless of the economic terms and conditions, then in either such event Landlord must give Tenant a copy of the offer and Tenant has the right, by written notice to Landlord within 30 days after Tenant's receipt of the offer, to lease the space on the same terms and conditions as set forth in the offer, provided that any terms of the offer that are impractical or impossible for Tenant to perform will be modified to permit performance by Tenant, if reasonably possible, or otherwise be deemed waived. Any additional space leased by Tenant under this Section 1.3(b) will be added to the Premises leased under this Lease as of the date Landlord delivers possession of the space to Tenant. Tenant's lease of any additional space pursuant to this Section 1.3(b) will be on all the terms and conditions set forth in this Lease except for those terms set forth in the offer and not waived under the terms of this section.

          (c)  If Tenant leases additional space in the Building under either
Section 1.3(a) or Section 1.3(b), then Landlord shall prepare an amendment that correctly sets forth the addition of the new space to the Premises, the adjustment to Tenant's rental obligations and all other terms and conditions as appropriate in accordance with the provisions of Section 1.3(a) or Section 1.3(b) as applicable. Landlord and Tenant each agree to promptly execute such an amendment prepared by Landlord. If there is a dispute regarding the drafting of the amendment that Landlord prepares and the parties do not agree upon language for the amendment within sixty days of Landlord's submission of its

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initial draft, then either party can submit the dispute to arbitration under the provisions of Article 17, provided that the failure of either party to promptly execute an amendment will not limit or impair the rights and obligations of the parties with respect to additional space leased by Tenant under Section 1.3(a) or Section 1.3(b).

     1.4 LANDLORD'S RESERVED RIGHTS. Section 1.3 of the Lease is hereby amended by the addition of the following provision at the end thereof:

               "Notwithstanding anything to the contrary in the Lease, from June 1, 1997 through the expiration of the Term, as extended, Landlord may not make any alterations, improvements, additions or changes (collectively "Alterations") to the Premises or the Building without Tenant's consent unless Landlord is obligated to perform the Alterations under the terms of this Lease or under applicable legal requirements. If Landlord is obligated to perform Alterations under the terms of this Lease, then Landlord may perform them without Tenant's consent, but subject to all other terms and conditions of this Lease. With respect to proposed Alterations to the Premises or common areas located on floors that include portions of the Premises that require Tenant's consent, Tenant may withhold its consent in its sole discretion. With respect to other proposed Alterations that require Tenant consent, Tenant may not unreasonably withhold its consent. If Landlord performs Alterations, then Landlord must use its best efforts to minimize the effect of the performance of the Alterations on Tenant's business. If the performance of Alterations by Landlord materially interferes with Tenant's business, then Tenant's payment obligations under the lease will equitably abate."

     1.5  TERM. The Term of the Lease is extended to March 31, 2013.

     1.6 OPTIONS. Tenant may extend the Term of the Lease for three, consecutive additional periods of five years each on the terms and conditions set forth in the Lease as amended by this Amendment, except that the number of option periods remaining to be exercised will, in each case, be reduced by one, by notifying the Landlord, in writing, not less than 360 days prior to the expiration of the Term, or each option period, as the case may be. If Tenant neglects to exercise any option by the required date specified above, then Tenant will have no further options to extend the term of this Lease

     1.7 BASE RENT. From the date of this Amendment through March 31, 1998, Base Rent for the entire Premises is $96,956 per month. Thereafter Base Rent for the Premises is as follows:

                                                           STIPULATED ANNUAL RATE
                                                           ----------------------
          PAYMENT PERIOD                   MONTHLY RENT    PER RENTABLE SQUARE
          ---------------                  ------------    -------------------
                                                           FOOT
                                                           ----
April 1, 1998 through March 31, 1999     $94,905 per month        $17.00
April 1, 1999 through March 31, 2000     $90,718 per month        $16.25
April 1, 2000 through March 31, 2001     $85,136 per month        $15.25
April 1, 2001 through March 31, 2003     $77,320 per month        $13.85



     From April 1, 2003 through March 31, 2013 and during the options periods, if any, Base Rent will be $77,320 per month ($13.85 per Rentable Square Foot), but subject to the following adjustments:

     On April 1, 2003, April 1, 2008 and on the first day of each option period (each date being a "CPI Adjustment Date"), Base Rent will adjusted to an amount equal to the lesser of (a) the Base Rent in effect during the period immediately prior to the CPI Adjustment Date multiplied by a fraction the numerator of which is the Extension Index, as defined below and the denominator of which is the Beginning Index, as defined below, and (b) the Base Rent in effect during the period immediately prior to the CPI Adjustment Date multiplied by 1.15, provided that Base Rent after a CPI Adjustment Date will not be less than the

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Base Rent in effect immediately prior to the CPI Adjustment Date. The base for computing the adjustment is the Consumer Price Index, all urban consumers, all items, San Francisco-Oakland-San Jose, CA, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100) ("Index"). The Index most recently published as of an CPI Adjustment Date is the "Extension Index". The Index which was most recently published as of the date sixty months prior to the date the Extension Index was published is the "Beginning Index".

     If the Index is changed so that the base year is altered, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index has not been discontinued or revised.

     From and after the date of this Amendment, Sections 3.2(c) and 3.2(d) of the Lease are null and void and without further effect. From and after the date of this Amendment, "Base Rent" as provided in this Section 1.7 is Tenant's sole fixed rent obligation for the entire Premises. Tenant's only other regularly scheduled payment obligations to Landlord are Tenant's Proportionate Share of Real Property Taxes under Article 4 of the Lease and Tenant's Proportionate Share of Operating Expenses under Article 5 of the Lease.

     1.8  Intentionally omitted.

     1.9  REAL ESTATE TAXES. The following provision is added to the end of
Section 4.2(a):

          "Notwithstanding anything to the contrary in this Section 4.2(a), except as specified below, if there is a change of ownership of the Building or the Property or any portion thereof that results in an increase in Real Property Taxes, then for purposes of calculating Tenant's payment obligations under Section 4.2, the increase in Real Property Taxes subsequent to and caused by a change of ownership in the Building or Property or any portion thereof will be deemed to include only the portion of the increase in Real Property Taxes caused by the change in ownership as set forth in the table below:

            PERIOD

            First 12 Months
            following change      14% of increase

            Second 12 Months
            following change      28% of increase

            Third 12 Months
            following change      42% of increase

            Fourth 12 Months
            following change      56% of increase

            Fifth 12 Months
            following change      70% of increase

            Sixth 12 Months
            following change      84% of increase

            Seventh 12 Months
            following change      100% of increase


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

          The foregoing limitation on the increase in Real Property Taxes resulting from a change in ownership does not apply to changes of ownership that result from foreclosure proceedings, exercises of a power of sale under a deed of trust and transfers by deed in lieu of foreclosure."

     1.10 OPERATING EXPENSES. Section 5.3(i) is hereby amended by (i) deleting the phrase "or which may be required by applicable laws, ordinances, rules or regulations in force with respect to the Premises from and after the Rent Commencement Date" and (ii) adding the following provisions at the end thereof: "For purposes of this Lease, capital improvements that are included in Operating Expenses, if any, must be amortized in accordance with generally accepted accounting principles and Tenant's Proportionate Share of Operating Expenses each year will only include the portion of the cost of such capital improvements that are amortized that year. Tenant has no responsibility for portions of the cost of capital improvements that are amortized after the expiration or earlier termination of the Lease. Notwithstanding anything to the contrary in this Lease, Operating Expenses do not include the cost to repair damage to the Building or any portion thereof caused by a casualty."

     1.11 OPERATING EXPENSE BUDGET. Section 5.4 is hereby amended by substituting "five percent (5%)" in place of "ten percent (10%)" in both sentences where such phrase appears.

     1.12 TENANT AUDIT. Section 5.6 is hereby amended by the addition of the following provisions at the end thereof:

          "Tenant may once per calendar year audit all of Landlord's (or Landlord's agents') records pertaining to Operating Expenses and Real Property Taxes. Any net overbilling discovered in the course of an audit must be refunded to Tenant within thirty days of Landlord's receipt of a full and complete copy of the auditor's report including all supporting documentation, data and calculations related to the amounts overbilled. If Landlord has issued its annual reconciliation for a particular year and an audit of that year determines that Tenant was overbilled by five percent or more of the total sum which properly should have been billed by Landlord to Tenant in respect of Operating Expenses and Real Property Taxes, then Landlord must reimburse Tenant for all expenses of its audit. Landlord must retain its records regarding Operating Expenses and Real Property Taxes for a period of at least three years following the final billing for the calendar year, tax or fiscal year in question. At any time during that three year period upon notice to Landlord, Tenant may conduct its audit. Tenant's audit is binding upon Landlord unless within 30 days following notification to Landlord of audit result, Landlord gives Tenant notice ("dispute notice") specifying reasonable grounds for disputing such result. In the event of such a dispute, the dispute shall be resolved by a second audit accomplished by an neutral, experienced, qualified and independent auditor (who may not have performed work for either Landlord or Tenant during the preceding five year period), named by Tenant and approved by Landlord which approval may not be unreasonably withheld. Notwithstanding the foregoing, if Landlord does not estimate any portion of Operating Expenses for a calendar year and instead bills Tenant for Operating Expenses by submitting copies of paid invoices and other reasonable documentation of the amounts actually expended by Landlord, then with respect to such year Tenant will not be entitled to audit Landlord's records."

     1.13 ALTERATIONS.

          (a) Section 7.2(a) is hereby amended and restated in its entirety as follows:

          "(a) "Minor Work" means repairs, reconstruction, alterations or additions to the Premises and the placement of HVAC equipment and communication facilities on the roof of the Building so long as such work does not affect the structural integrity of the Building or the integrity of the roof and does not materially alter demising or structural walls, the exterior appearance of the Building or any significant architectural feature of the Building."

          (b) The last three sentences of Section 7.3(a)(1) are hereby deleted.

          (c) Section 7.3(a)(7) is hereby amended by inserting the following phrase at the beginning of the Section: "For any work costing in excess of $500,000.00,".

          (d) Section 7.3(b)is amended by substituting "ten (10)" for "twenty-one (21) in the first sentence of the section.

          (e) Section 7.4 is hereby amended and restated in its entirety as follows:

          "7.4 PERFORMANCE OF MINOR WORK. Tenant may without Landlord's consent perform Minor Work. The provisions of Section 7.3(b) apply to all Minor Work. Tenant will supply Landlord with "as built" plans and specifications for all Minor Work."

     1.14 LEASED FIXTURES. Section 7.6 is hereby amended and restated in its entirety as follows:

          "7.6 LEASED FIXTURES. Except as provided in the last sentence of this Section 7.6, Landlord waives all liens, if any, to which it may have a right with respect to the merchandise, furniture, Trade Fixtures and other personal property of Tenant located on or about the Premises and will from time to time within 15 days following Tenant's request execute and deliver to Tenant those documents as Tenant may reasonably request (i) to acknowledge that waiver and/or (ii) to subordinate, the liens, if any, which Landlord may have in that personal property to the interest of any lender of Tenant or Tenant's parent corporation (if any) which has taken or (is taking) a security interest in that personal property as security for loan. At Tenant option those instruments may provide that if the lender undertakes to enforce its security interest in the personal property, Landlord must cooperate with the Lender, or its designated representative, in its efforts to assemble the personal property located at the Premises and may not hinder the lender's actions in enforcing its liens on the personal property. In the event that the Premises is abandoned, or Landlord recovers possession by any means, lender may remove the personal property from the Premises within thirty (30) days after written notice by Landlord. Landlord does not waive or agree to subordinate any lien to which it becomes entitled as a result of a judgment entered against Tenant in connection with a default of Tenant under this Lease."

     1.15 LANDLORD REPAIRS. Section 9.1 is hereby amended by adding the following provision at the end thereof:

          "Tenant may give Landlord notice of maintenance, repairs or other work as may be required under the terms of this section, and Landlord must proceed forthwith to perform that work with reasonable diligence, but in no event later than 60 days after receipt of Tenant's notice. In the event of an emergency Tenant may immediately perform work that is Landlord's responsibility, and notify the Landlord promptly after the work has been undertaken. If Landlord fails to repair or perform its obligations within the 60 day period stated above, or in case of emergency, Tenant may perform the Landlord work and Landlord must reimburse Tenant for the reasonable cost of the work performed by Tenant within thirty days after the date Tenant requests such reimbursement and supplies reasonable supporting documentation for those costs. With respect to repairs performed due to an emergency, Tenant may only perform those repairs that are necessary, in Tenant's reasonable, good faith judgment, to minimize damage to Tenant's property and its business operations."

     1.16 CONDITION UPON SURRENDER. Section 9.2(c) is hereby amended and restated in its entirety as follows:

          "(c) CONDITION UPON SURRENDER. At the expiration or earlier termination of this Lease, Tenant will surrender the Premises, including any leasehold improvements constructed by Tenant, in good condition, ordinary wear and tear and casualty damage excepted. If Tenant is not in default under this Lease after notice and expiration of applicable cure period, then Tenant may remove all property that belongs to Tenant, including Tenant's Trade Fixtures so long as Tenant repairs any damage caused by that removal."

     1.17 USE. Section 10.1 is hereby amended and restated in its entirety as follows:

          "PERMITTED USE. The Premises may be used for any lawful use. Tenant may occupy the Premises under any name and trade names as Tenant, in its sole discretion, elects."

     1.18 USES PROHIBITED. Section 10.3(a) is hereby amended by deleting the phrase "in any way increase the premiums on any insurance or".

     1.19 COMPLIANCE WITH LAWS. Section 10.4 is hereby amended by the addition of the following provision at the end thereof:

          "Tenant's continuing remodeling, reconfiguring and growing will be based on business decisions as to cost/benefit, including the costs of meeting code compliance in each instance. Landlord cannot be responsible for compliance costs in any way triggered by Tenant's new uses or cumulative uses, or by Tenant's improvements or modifications. Landlord's sole responsibility for compliance with code and other legal requirements is related to generic enforcement of matters not triggered by any use or action of Tenant."

     1.20 SIGNS. Section 10.6 is hereby amended and restated in its entirety as follows:

          "10.6 SIGNS. Tenant may erect and maintain within the Premises, upon the exterior of the Building (including each elevation of the Building if there is more than one) and in the building common areas such signs as Tenant deems appropriate to the conduct of its business subject only to any applicable legal requirements. Tenant may attach its signs to the Building exterior and common areas in a commercially reasonable fashion. Except for signs, if any, that are legally required, and as otherwise expressly permitted in this Section, no signs may be placed on the exterior of the Building or in common areas without Tenant's consent, which consent Tenant may withhold in its sole discretion. If signs are placed without Tenant's consent, then, within three days after notice to Landlord, Landlord must remove such signs and if Landlord fails to do so, then Tenant may remove such signs and deduct all reasonable costs and expenses incurred in connection with such removal from rent. If during the Term there are third party tenants in the Building, then Landlord may maintain directory signage for those tenants, and those tenants will be permitted to place reasonable identity signage on the entrance to their premises. During the last nine months of the Term, Landlord may place "For Rent" or "For Lease" signs on the exterior of the Building in reasonable locations that do not in any manner affect the visibility of Tenant's signs."

     1.21 CASUALTY INSURANCE. Section 11.1 is hereby amended and restated in its entirety as follows:

          "11.1 CASUALTY INSURANCE. Landlord must maintain at all times during the Term an all risk property insurance policy insuring against damage to any portion of the Building, except any leasehold improvements installed by tenants in their premises or to personal property, including Trade Fixtures, placed by tenant in their premises. That insurance must be Replacement Cost Coverage. The term all risk policy as used in this lease means a policy of fire and other property insurance in the form commonly referred to in the insurance industry as "Special Form". Landlord's property policies required under this Section 11.1 may not provide for any deductible or self insured retention in excess of $25,000, unless approved by Tenant. Landlord may maintain any of its required insurance under blanket policies of insurance covering the Building and any other properties owned by Landlord or companies affiliated with the Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance. In addition, Landlord may from time to time carry earthquake insurance, based upon price, availability and common practice.

             Tenant must at all times during the Term maintain in full force and effect a policy(s) of all risk property insurance covering all of Tenant's alterations, improvements and betterments to the Premises now existing or to be added, to the extent of their full replacement costs as updated from time to time during the Term of this lease. Tenant must maintain in full force and effect at all times during the Term a policy(s) of boiler and machinery breakdown insurance covering all of its boilers, fired or unfired pressure vessels, heating, ventilating and air-conditioning units or any other mechanical equipment which may malfunction or cause damage to property or injury to persons that may be caused by or results from any equipment which equipment is used exclusively by the Tenant, and if said coverage is not included within the policy(s) providing coverage for the Tenant's alterations, improvements and betterments required under this Lease, then said insurance shall be by separate policy in an amount not less than $100,000.00."

     1.22 LIABILITY INSURANCE. Section 11.2 is hereby amended by the addition of the following provision at the end thereof:

             "Landlord must at all times during the Term keep in force a policy or policies of lessor liability insurance or an endorsement on a blanket liability insurance policy or policies against any and all damages and liability on account of, or arising out of injuries to persons or property or the death of any person or for property damage resulting from acts or omissions of Landlord, its agents or representatives in the minimum amount of $5,000,000.00 combined single limit in any one accident. That policy or policies must include Contractual Liability Insurance recognizing the liability assumed by Landlord under Section 11.7. Tenant's liability insurance will be deemed primary to the liability insurance that Landlord carries."

     1.23 WAIVER OF SUBROGATION. Section 11.5 is hereby amended by the insertion of the phrase "or required to be carried" in the tenth line of the section between the words "carried" and "by"

     1.24 INDEMNIFICATION. Section 11.7 is hereby amended and restated in its entirety as follows:

          "11.7 INDEMNIFICATION.

               (a) BY TENANT. Except for Landlord's gross negligence or wilful misconduct, Tenant hereby agrees to and shall indemnify, defend, protect and hold Landlord and its general and limited partners, employees, agents and representatives free and harmless from and against all injury, loss, damage, liability and costs or expenses (including, without limitation, reasonable attorneys' fees, costs of suit, expert witness fees, investigative fees and discovery costs) of whatever nature, to any person or property resulting from Tenant's use and occupancy of the Building or any negligent act or omission of Tenant or its officers, directors, shareholders, employees, agents, guests, invitees and representatives.

               (b) BY LANDLORD. Landlord hereby agrees to and shall indemnify, defend, protect and hold Tenant and its officers, directors, shareholders, employees, agents and representatives free and harmless from and against all injury, loss, damage, liability and costs or expenses (including, without limitation, reasonable attorneys' fees, costs of suit, expert witness fees, investigative fees and discovery costs) of whatever nature, to any person or property resulting from any grossly negligent act or wilful omission of Landlord.

          The provisions of this Section 11.7 are subject and subordinate to the provisions of Section 11.5."

     1.25 ASSIGNMENT AND SUBLETTING.

          (a) Section 12.1 is hereby amended and restated in its entirety as follows:

            "12.1 ASSIGNMENT AND SUBLEASE OF PREMISES. Except as expressly provided below, Tenant may not assign this Lease or sublet the Premises, or any part thereof, without Landlord's consent, which consent Landlord may not unreasonably withhold. Any assignment or sublease that requires Landlord consent that is made without such consent will be void. Tenant may without Landlord's consent assign this Lease or sublet the Premises to a corporation with which it may merge or consolidate or in connection with the sale of at least a majority of its assets, or an operating division, or to any parent or subsidiary of Tenant or a subsidiary of Tenant's parent. For purposes of this Section 12.1, a parent-subsidiary relationship is deemed to exist between two corporations if one corporation owns a majority of the voting stock of the other corporation. No assignment of this Lease or sublease of the Premises will serve to release Tenant from liability under this Lease unless Landlord expressly does so at the time of such assignment or sublease."

          (b) Section 12.2 is hereby amended by inserting the phrase "Except as expressly provided in Section 12.1," at the beginning of the second sentence of the section.

          (c) Section 12.3 is hereby amended and restated in its entirety as follows:

          "12.3 ASSIGNMENT DEFINED. As used in this Article 12, the term "assignment" includes any sale, transfer or other disposition of all or any portion of Tenant's estate under this Lease (including any transfer for security), whether voluntary or involuntary, and whether by operation of law of otherwise."

     1.26 RIGHTS OF ENTRY. Section 13.1 is hereby amended and restated in its entirety as follows:

          "13.1 RIGHTS OF ENTRY. Upon 24 hours prior notice, Landlord and its authorized representatives may enter the Premises during regular business hours for the purpose of showing the Premises to prospective lenders and purchasers, and inspecting and determining the condition of the Premises, provided that in the event of emergency Landlord may immediately enter the Premises without notice. In addition, upon notice to Tenant during hours reasonably designated by Tenant, Landlord may enter the Premises to perform repairs, reconstruction, alterations and improvements that Landlord is obligated or entitled to perform under the other provisions of this Lease. During the last nine months of the Term, as extended, upon 24 hours prior notice, Landlord and its authorized representatives may enter the Premises during regular business hours for the

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

     purpose of showing the Premises to prospective tenants. Landlord must use best efforts when exercising its rights of Premises entry not to interfere with the access to or visibility of the Premises, or the conduct of business within. Landlord must reimburse Tenant for costs in good faith incurred to protect Tenant property and improvements from theft or damage in respect of Landlord entry; and must repair, to Tenant's satisfaction all damage caused by its work within the Premises. If Landlord entry continues for 24 hours or more and has an adverse effect upon Tenant business operations, then Tenant rent will abate proportionate to the percentage of the Premises usable floor area adversely affected by Landlord entry unless basis for Landlord entry was cure of Tenant default after notice and expiration of applicable cure period."

     1.27 CASUALTY AND TAKING. Article 14 is hereby amended and restated in its entirety as follows:

          "14.1 After any casualty event, Landlord must, within 30 days after the casualty, notify Tenant of Landlord's reasonable, good faith estimate of how long from the date of the casualty it will take Landlord to repair and restore the damaged portions of the Premises. If the Premises or its appurtenances are damaged or destroyed by a casualty to the extent that Landlord cannot reasonably complete its restoration and repair obligations within twelve months from the date of the casualty, then Tenant may terminate this Lease as of the date of the casualty by notice to Landlord within 45 days after the date that Landlord notifies Tenant of the time period required to repair and restore the damaged portions of the Premises. If neither party elects to terminate the Lease under the terms of this Article, then Landlord must commence its repair and restoration of the damage caused by the casualty as soon as possible after the date of the casualty. Landlord must repair and restore the all portions of the Premises and its appurtenances that are damaged by the casualty to substantially their condition immediately prior to the casualty except for the leasehold improvements constructed by Tenant. Landlord must diligently pursue its repairs and restoration to completion. If Landlord does not complete its repairs and restoration within eighteen months from the date of the casualty (subject to extension for force majeure events), Tenant may terminate this Lease by written notice to Landlord at any time prior to completion. Once Landlord has completed its repair and restoration obligations, Tenant must commence the repair and restoration of the leasehold improvements constructed by Tenant that were damaged by the casualty. All rent payable under this Lease will abate from the date of the casualty to the earlier of (i) 180 days following the date Landlord completes its repair and restoration obligations and (ii) the date on which Tenant completes its repairs and restoration, provided that if Tenant continues to conduct business in the Premises during the period that Landlord and Tenant are repairing and restoring the Premises, then Tenant's rent obligations during the period of repairs and restoration will abate in proportion to the percentage of the Premises usable floor area damaged by the casualty.

          If the Premises are substantially damaged by a casualty that is covered by neither (i) the insurance actually carried by Landlord nor
     (ii) the insurance Landlord is required to carry under the terms of this Lease, then Landlord may elect to terminate this Lease by giving notice of its election to terminate within ninety days after the casualty event. If Landlord elects to terminate the Lease, then the rights and obligations of the parties will cease as of the date of Landlord's notice, and rent and additional charges will be adjusted as of the date of such termination. Damage to the Premises is substantial if the cost to repair the damage is equal to or greater than 15% of the full replacement cost of the Premises.

          14.2 Intentionally omitted.


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

          14.3 Tenant is not entitled to any compensation or damages, other than stated in this Lease, from Landlord for the loss of the use of the whole or any part of the Premises or damage to tenant's personal property or any inconvenience or annoyance occasioned by the casualty event.

          14.4 If Landlord is obligated to repair and restore under the terms of this Article, but does not commence those repairs and restoration within 90 days of the casualty, and continue its repairs and restoration thereafter with reasonable dispatch, then Tenant may, upon notice to Landlord, perform Landlord's repair and restoration obligations at Landlord's sole cost and expense. If Tenant elects to do so, then Landlord must promptly pay to Tenant any insurance proceeds received by Landlord in connection with the casualty. Landlord must pay Tenant on demand for any cost or expense incurred by Tenant in connection with its performance of Landlord's repair and restoration obligations (not including any amount by which the cost and expense of restoration is increased by any change or changes made by Tenant).

          14.5 The parties waive those rights of Lease termination as are granted to them under the laws of the state where the Premises are located, it being their agreement that the rights of termination in the event of casualty, as set forth in this Article, are exclusive.

          14.6 EFFECT OF TAKING.

          (a) In the event the whole or any part of the Premises is taken for public or quasi-public use or condemnation under eminent domain, this Lease will terminate as to the part so taken on the date possession is yielded to the condemning authority.

          (b) In the event a portion of the Premises, Building or Property is taken and such taking substantially impairs the usefulness of the Premises for the purposes hereinbefore granted to the Tenant, then Tenant may terminate the Lease by written notice within thirty days after to the actual physical taking.

          (c) For the purposes of this Article, a sale or conveyance in lieu of condemnation that is made because of the threat of condemnation will be deemed an appropriation or taking under the power of eminent domain.

          (d) If this Lease is not terminated as above provided following a taking, then Landlord must, at its expense, make all necessary repairs or alterations to the basic building and exterior work so as to constitute the remaining Premises a complete architectural unit and a proportionate reduction will be made in the Base Rent and additional charges based on the proportion of the Premises taken.

          14.7 COMPENSATION AND AWARDS. All compensation awarded for any taking of the fee and the leasehold, or any part thereof, will belong to and be the property of Landlord. Tenant hereby assigns to the Landlord all right, title and interest of Tenant in and to any award made for leasehold damages and/or diminution in the value of Tenant's leasehold estate. Tenant may claim all compensation as may be separately awarded or allocated including without limitation relocation costs and the value of Tenant's leasehold improvements. Compensation as used in this section means any award given to the Landlord for such taking in excess of, and free and clear of, all prior claims of the holders of any mortgages or other security interests.

     1.28 LATE PAYMENTS. Section 15.4 is hereby amended and restated in its entirety as follows:

          "15.4 LATE CHARGES. If Tenant fails for any reason to pay Base Rent, Tenant's Proportionate Share of Real Property Taxes or Operating Expenses, additional Rent or any other amount fee, or charge due hereunder within five (5) days of the date when due, then Landlord may impose a late charge equal to 10% of the amount overdue. If Landlord fails for any reason to pay any amount payable to Tenant under this Lease within five (5) days of the date when due, then Tenant may impose a late charge equal to 10% of the amount overdue. In addition, any sum accruing to Landlord or Tenant under the provisions of this Lease that is not paid within 10 days following written notice that it is overdue ("Notice Period") bears interest from the expiration of the Notice Period, at the rate of the lesser of (i) the maximum rate legally permitted and (ii) 12% per annum, until paid."

     1.29 LANDLORD DEFAULT. The following Section 15.6 is hereby added to the
Lease:

          "15.6 LANDLORD DEFAULT. If Landlord fails to perform any of its obligations under this Lease and that failure continues for a period of more than 30 days after receipt of written notice from Tenant specifying that failure, or if the failure is of a nature to require more than 30 days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within 30 days of Tenant's notice and diligently pursue such efforts to cure to completion), then Tenant may, upon written notice, incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and Landlord must reimburse Tenant for the reasonable expense incurred by Tenant within thirty days after the date Tenant requests such reimbursement and supplies reasonable supporting documentation for those expenses."

     1.30 NON-DISTURBANCE. Section 16.1 is hereby amended and restated in its entirety as follows:

          "16.1  NONDISTURBANCE AND SUBORDINATION TO MORTGAGE.

          (a) Landlord must obtain from every lender, ground lessor or other party whose interest is superior to Tenant's leasehold interest, a fully executed nondisturbance agreement assuring Tenant that notwithstanding any default by Landlord, or any foreclosure or deed in lieu thereof or lease termination proceedings, or the exercise of any other right or remedy, Tenant's rights under the Lease will continue in full force and effect and its possession of the Premises will remain undisturbed except in accordance with the provisions of this Lease so long as Tenant is not in default hereunder after notice and expiration of applicable cure period. Those agreements must be in a form reasonably satisfactory to Tenant.

          (b) Upon Landlord's request, Tenant's interest under this lease will be subordinated to any mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security hereafter placed upon the Building, the Property or both by the execution, delivery and recordation of a subordination, non-disturbance and attornment agreement that is reasonably acceptable to Tenant."

     1.31 ARBITRATION. Section 5.10 of the Lease is hereby deleted in its entirety. The first sentence of Article 17 is hereby deleted and the following provisions substituted in its place: "Either Landlord or Tenant may at any time require that any non-monetary dispute regarding a matter that cannot result in Lease termination be submitted to arbitration. Upon the mutual agreement of the parties, monetary disputes and disputes that could result in Lease termination may also be submitted to arbitration."

     1.32 Lease Status. Landlord and Tenant each represent that to its best, current knowledge as of the date of this Amendment (i) neither Landlord nor Tenant is in default under the terms of the Lease, (ii)

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

no event exists that with the passage of time or the giving of notice or both would constitute a default by either party to the Lease, and (iii) each party has fully performed its obligations under the Lease that have accrued under the Lease through the date of this Amendment and no claims are outstanding for any unperformed obligations except as to the items listed on an attached Exhibit B containing obligations of Landlord and Tenant.

     1.34 FORCE MAJEURE. The following Section 18.14 is hereby added to the
Lease:

          "18.14 Force Majeure. As used herein the term force majeure event means any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor, materials, or merchandise, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental actions, civil commotion, fire, or other casualty, and other causes beyond a party's reasonable control (but not financial inability). If a party's performance of a non-monetary obligation is delayed by a force majeure event, then the period for performing that non-monetary obligation will be extended for a period equal to the period of delay caused by the force majeure event. A party whose performance of a non-monetary obligation is delayed by a force majeure event must give prompt notice of that delay to the other party."

     1.35 AUTHORITY. The individuals executing this Amendment on behalf of each party hereto warrant that they have been duly authorized to execute and deliver this instrument on behalf of and by the party for whom they are signing, and by delivery hereof each individual warrants that execution by no other signatory is necessary to bind the part for whom they sign. A certified copy of the board of directors' resolution authorizing the execution of this Amendment by Tenant is attached hereto as Exhibit C.

     1.36 RATIFICATION. The parties ratify and affirm the Lease as amended hereby.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first recited above.

               TENANT                                   LANDLORD
   CALIFORNIA CULINARY ACADEMY, INC.         625 POLK INVESTMENT COMPANY
       A CALIFORNIA CORPORATION            A CALIFORNIA LIMITED PARTNERSHIP


By:                                      By:
    ------------------------------          ----------------------------
Its:                                        Its: General Partner
    ------------------------------


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

                                   EXHIBIT B
                                      TO
                           EIGHTH AMENDMENT TO LEASE


     REPAIR OBLIGATIONS OF LANDLORD:

1. Roof on flat section of third floor to be replaced within the next five years

2. Cosmetic restoration of ceiling plaster molds in Careme utilizing lightweight materials reasonably replicating the same architectural style

3.   Elevator safety edge sensors to be completed

4. Sump backup pump to be repaired or replaced if not already completed and Landlord to provide periodic training to maintenance staff of Tenant in proper sump pump maintenance procedures

5.   Building exterior painting of lower casements

6.   Restoration and repair of exterior terra cotta element near front entrance


REPAIR OBLIGATIONS OF TENANT:

1. Perform project work as necessary to finalize Permit #9318061 (currently being bid for Tenant by Brayer Electric, Fine Line and PAFA), and finalize any other open permits or related code "correction" items currently cited in the Premises by the City of San Francisco.

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